                                                            EXHIBIT 10(t)






                              EMPLOYMENT AGREEMENT

This Agreement ("Agreement"), shall govern the employment of Blake D. Thomas ("Officer") as Executive Vice President and Chief Operating Officer of Datapoint Corporation ("Datapoint"), a Delaware Corporation with a principal place of business at 8400 Datapoint Drive, San Antonio, Texas 78229-8500. This Agreement shall be for employment effective 5 December 1995.

1) POSITION. The parties agree that the Officer is employed as Executive Vice President and Chief Operating Officer of Datapoint. Officer shall report to the Chairman and shall devote such time and attention to the duties of Executive Vice President and Chief Operating Officer as the Chairman shall direct.

2) TERM. The term of the Officer's employment shall be indefinite, subject to the provisions on termination set forth elsewhere herein.

3) SALARY. Officer's salary shall be a minimum of Two Hundred Fifty Thousand U.S. Dollars ($250,000) per year, payable bi-weekly in arrears.

4) BONUS. Officer shall immediately be entitled to an annual bonus payable at the close of each of Datapoint's fiscal years in an amount to be calculated as follows:

          Datapoint's net pretax earnings, excluding the excess over $10,000,000 of the net of any extraordinary gains due to debt repurchase or exchange against all extraordinary losses, times three percent (3%).

5) STOCK OPTIONS. Officer shall be recommended to the Compensation Committee of Datapoint for a stock option grant of 100,000 shares of Datapoint Common Stock at fair market value. This option will vest in three (3) equal annual installments, exercisable over a period of three years.

6) BENEFITS. Officer shall be entitled to standard employee benefits plus the following benefits:

     a) Participation in the Executive Medical Plan by Officer and family at no cost to Officer.

     b) Group term life insurance under the U.S. Executive Life plan as it may be amended from time to time.

     c) Use of a Datapoint supplied automobile including the payment of insurance, maintenance, gas, oil, etc.

     d) Direct payment by Datapoint of housing costs. To be approved in advance by Chairman.

     e) Payment of reasonable relocation expenses to Paris, subject to prior approval by Chairman and Chief Executive Officer.

     f) Upon termination by whichever party, Datapoint will repatriate Officer and family to U.S. at no cost to Officer.

     g) Datapoint payment/reimbursement of reasonable personal tax and financial planning and preparation fees, capped at $1,500 annually.

     h)   Tax equalization to the U.S.

     i) Datapoint pays for two trips per year for Officer's wife back to the United States.

7)   TERMINATION.

     7.1 BY OFFICER. Officer may terminate his employment at his own behest upon ninety days written notice to Datapoint without any termination liability of either party to the other, other than Datapoint's obligation to pay Officer any earned but unpaid salary and bonus or reasonable unreimbursed business expenses, and any rights of Officer under any stock option and/or indemnity agreements between Datapoint and Officer.

     7.2 BY DATAPOINT. The termination of Officer's employment at the behest of Datapoint at any time, other than for cause, shall require Datapoint to pay Officer the sum of US$100,000. This amount shall be paid in bi-weekly installments equal to the payroll payments previously made to Officer prior to such termination, with the last such payment being in whatever amount is required to complete Datapoint's obligation to Officer. Officer shall also be entited to a six (6) month employee (not Executive) medical benefit continuations plus any performance bonus to which he might be entitled to under the provision of Section 4 hereof. Datapoint shall further remain liable to Officer for any earned but unpaid salary or reasonable unreimbursed business expenses, and any rights of Officer under any stock and/or indemnity agreements between Datapoint and Officer. This amount shall be reduced by any termination payments and/or benefits required to be separately paid to Officer by law.

8) SUCCESSORS IN INTEREST. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of Datapoint by merger or consolidation or any purchaser or assignee of all or substantially all of its assets, but neither this Agreement nor any rights or benefits hereunder may otherwise be assigned by either party hereto.

9)   INVALID PROVISION.  In the event that any provision or portion of this

Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

10) VENUE. The parties agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, which the parties hereto are unable to resolve, shall be resolved by the courts of competent jurisdiction of Bexar County, Texas.

11) GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of Texas applicable to agreements made and to be performed entirely in Texas.

12) ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the parties superseding all prior agreements, and may not be modified, amended or waived except by written agreement signed by both parties hereto.



IN WITNESS of their intention to be bound, the parties hereto set their signatures.



DATAPOINT CORPORATION                   BLAKE D. THOMAS



/s/ ASHER B. EDELMAN                    /s/ BLAKE D. THOMAS
- ------------------------------          -------------------------
Asher B. Edelman, Chairman and          Blake D. Thomas
Chief Executive Officer


Date: March 15, 1996                    Date: March 15, 1996